Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

Commercial Bancgroup, Inc.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common stock, par value $0.01 per share	(1)	Other	850,000	$24.00	$20,400,000.00	0.0001381	$2,817.24

Total Offering Amounts:						$20,400,000.00		2,817.24
Total Fee Offsets:
Net Fee Due:								$2,817.24

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Offering Note(s)

(1)	Amount to be registered consists of (i) 850,000 shares of the registrant’s common stock, par value $0.01 per share (“Common Stock”) that may be issued by the registrant pursuant to the grant, exercise or settlement of awards granted under the Commercial Bancgroup, Inc. 2025 Omnibus Incentive Plan (the “2025 Plan”) and (ii) such additional shares that may become issuable in accordance with the adjustment and anti dilution provisions of the 2025 Plan.

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares of Common Stock that may be offered or issued under the Plan as a result of stock splits, stock dividends or similar transactions.

Estimated solely for the purpose of determining the amount of the registration fee pursuant to Rule 457(h) and 457(c) under the Securities Act, based on the initial public offering price per share of Common Stock pursuant to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-289862), declared effective on September 30, 2025.